Exhibit 10.1

                               SEMTECH CORPORATION
                            CASH BONUS INCENTIVE PLAN

                   Amended and Restated as of January 30, 2006



                                    ARTICLE I
                               PURPOSE OF THE PLAN

This Plan is established to provide a further incentive to selected employees to promote the success of Semtech Corporation by providing an opportunity to receive additional compensation for beyond normal expected performance measured against individual and business unit goals. The Plan is intended to achieve the following:

   1. Stimulate employees to work individually and as teams to meet objectives consistent with enhancing shareholder value.

   2. Facilitate the Company's ability to attract, retain, and motivate top technical, managerial, and executive talent.

   3. Ensure that employees are held accountable, and appropriately rewarded, for both organizational and individual performance.

                                   ARTICLE II
                                   DEFINITIONS

1. ANNUAL SALARY -- The regular base salary of a Participant at the time of calculation of the incentive award payment, but excluding any incentive compensation, commissions, over-time payments, retroactive payments not affecting the base salary or applicable to the current year, and any other payments of compensation of any kind.

2.   BOARD -- The Board of Directors of the Company.

3.   BUSINESS PLAN -- The Company's Annual Business Plan.

4. BUSINESS UNIT - The business units defined by the Company from time to time to reflect its major product lines.

5. COMMITTEE -- The Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

6. COMPANY -- Semtech Corporation and those subsidiaries of which it owns directly or indirectly 50% or more of the voting stock or other equity interests.

7.   EBIT - earnings before interest and taxes.

8. EMPLOYEE -- Any person who is employed by the Company and who is paid a salary as distinguished from an hourly wage. The term shall be deemed to include any person who was employed by the Company during all or any part of the year with respect to which a bonus pool has been established by the Committee but shall not include any employee who, during any part of a Plan Year, was represented by a collective bargaining agent or whose salary is paid by a third party.

9. MANAGER - the manager of a Business Unit or, with respect to a Participant who is not a member of a Business Unit, the relevant corporate function head. Managers generally hold the position of Vice President.


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10.  PARTICIPANT -- Any Employee selected to participate in the Plan in accordance with its terms.

11.  PLAN -- This Semtech Corporation Cash Bonus Incentive Program.

12.  PLAN YEAR -- The Company's fiscal year.

13. SECTION 16 GROUP - The Chief Executive Officer and other officers and employees who have been determined by the Board to be statutory insiders subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

14.  SUPERVISOR - A Participant's immediate supervisor.


                                   ARTICLE III
                          ELIGIBILITY FOR PARTICIPATION

Participants are those salaried employees of the Company selected based on recommendations by the Supervisors, with the endorsement of the applicable Managers. The Committee may authorize the Company's Vice President of Human Resources to determine who shall participate in the Plan, except for members of the Section 16 Group. Participation of members of the Section 16 Group shall require Committee approval. The selection of an employee as a Participant for a Plan Year may be shown by the Committee's establishment of a bonus pool for such Plan Year that includes a target award for such employee. No member of the Committee shall be eligible to participate in the Plan.


                                   ARTICLE IV
                                   BONUS POOL

1. As early as feasible at the beginning of each Plan Year, the Chief Executive Officer shall recommend to the Committee for its review and approval an amount to be established as a bonus pool for the Plan Year. The proposed pool amount shall be calculated as the sum of (a) the target bonus awards (calculated in accordance with Exhibit A hereto) for employees recommended to be Participants for the Plan Year and (b) an estimate of target awards for positions that may be filled during the Plan Year (new hires who may become Participants on a pro rata basis).

2. To assist the Committee in making a determination with respect to the Chief Executive Officer's recommendation, the proposed bonus pool shall also be expressed as a percentage of EBIT, as set forth in the Business Plan. However, for this purpose such EBIT shall be computed prior to the deduction of incentive compensation payments to be paid under the Plan and may exclude anticipated extraordinary items.

3. Incentive compensation payments will be made in accordance with Article V. In accordance with Exhibit A hereto, the aggregate incentive compensation payments made under the Plan for the Plan Year may exceed the bonus pool in certain circumstances, but in no event will the aggregate incentive compensation payments under the Plan for a Plan Year exceed 205% of the bonus pool established for that Plan Year.

4. The bonus pool does not represent a segregated fund of assets. Participants have no claim on any particular group of Company assets, either before or after incentive compensation payments are determined or authorized for the Plan Year. Any incentive compensation awarded under the Plan will be paid from the general assets of the Company.


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                                    ARTICLE V
                         INCENTIVE COMPENSATION PAYMENTS

1. CALCULATION AND AUTHORIZATION OF PAYMENTS -- Incentive compensation payments to Participants shall be calculated, under the supervision of the Chief Financial Officer, in accordance with the formula and procedures set forth in Exhibit A hereto and the aggregate of all Participant's incentive awards determined under Exhibit A will be recommended to the Committee for its consideration. Information regarding the proposed incentive award for each Particpant who is a member of the Section 16 Group will be presented separately. The individual calculations for other Participants will also be available for the Committee's review. No award is payable under the Plan for any Plan Year unless and until the Committee authorizes the awards for Participants generally and for Participants who are members of the Section 16 Group in particular.

2. INDIVIDUAL PERFORMANCE FACTORS - A Participant's Individual Performance Factor that is factored into the incentive payment calculation shall be based on achievement of performance goals, as provided in Exhibit A. A
     Participant's Individual Performance Factor shall be determined by the Participant's Supervisor. The Individual Performance Factor of the Chief Executive Officer shall be determined by the Committee and the Committee shall review the Individual Performance Factors of other Participants who are members of the Section 16 Group. The Committee may, at the request of any member of the Committee, review the Individual Performance Factors of any other Participant or groups of Participants. The Committee may make adjustments in any such performance factors as it considers appropriate.

3. ORGANIZATIONAL PERFORMANCE FACTORS - After the end of the Plan Year, the performance of the Company and each Business Unit shall be rated against the Business Plan to determine the Organizational Performance Factors that are factored into the incentive payment calculation, all as provided in Exhibit A hereto.

4.   METHOD OF PAYMENT -

     A. The incentive compensation payment authorized for each Participant with respect to each Plan Year shall be paid to such Participant in cash within two and one-half months after the close of the Plan Year, provided however, that payments will not be made until the Company's registered independent public accountant has completed its audit of the Company's financial statements for the Plan Year. Notwithstanding any awards authorized by the Committee for the Plan Year, the Committee may, in its sole discretion, cancel or adjust downward the unpaid awards for any or all Participants based on the results of the audit.

     B. All Incentive compensation payments shall be made in cash and paid net of any taxes or other amounts required to be withheld.

5.   RIGHTS OF PARTICIPANTS

     A. Selection of an individual as a Participant for one Plan Year does not mean that the individual will be selected to participate in future Plan Years.

     B. The establishment of a bonus pool is subject to the discretion of the Committee. No Participant shall have any right to require the Committee to establish a bonus pool for any Plan Year. No Participant shall have any vested interest or property right or any share in any amounts that may be established as a bonus pool.

     C. All payments are subject to the discretion of the Committee. No Participant shall have any right to require the Committee to authorize any incentive compensation payments under the Plan. Even though Participant performance may be rated periodically during the Plan Year and progress against Organizational Performance Factors may be tracked, all incentive compensation payments are subject to calculation as set forth in Exhibit A and the discretion of the Committee. The mere existence of periodic performance assessments or organizational performance tracking does not give


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          the Participant any basis for claiming any incentive compensation under this Plan on a pro rata basis during the Plan Year or otherwise.

     D. Payments properly made under the Plan and distributed to Participants shall not be recoverable from the Participant by the Company.

     E. Nothing in this Plan gives a Participant the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by Participant and the Company, Participant is an at will employee whose employment may be terminated without liability at any time for any reason.


                                   ARTICLE VI
                                 ADMINISTRATION

The Plan shall be administered under the direction of the Committee. The Committee shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan's operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. For the avoidance of doubt, the Committee may not delegate the duty to approve the bonus pool under Article IV or to authorize awards under Article V.


                                   ARTICLE VII
                        AMENDMENT OR TERMINATION OF PLAN

The Board shall have the unilateral right to terminate or amend this Plan at any time with respect to all or some Participants with respect to any unpaid bonus amounts, and to discontinue the establishment of bonus pools.


                                  ARTICLE VIII
                                 EFFECTIVE DATE

This Amended and Restated Plan shall be effective beginning with the Company's 2007 fiscal year.


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                                    EXHIBIT A
              CALCULATION OF CASH BONUS INCENTIVE PROGRAM PAYMENTS


A.   AWARD FORMULA

     1. It is expected that the business and individual objectives established for this Plan will be accomplished in accordance with the Company's Code of Conduct. A Participant's commitment and adherence to the Company's ethical standards will be considered in determining awards under this Plan.

     2. Incentive compensation payments will be calculated by multiplying the Participant's Annual Salary by the applicable "Target Level" for the Participant (as defined in B) to establish the Participant's "Target Award"

     3. Subject to any discretionary adjustments made pursuant to the Plan and to any limitations contained in the Plan, awards for Participants who are members of a Business Unit will be determined by mutliplying the Participant's Target Award by the sum of -

               a.   30% of the Individual Performance Factor (as defined in C);

               b. 50% of the relevant Business Unit Performance Factor (as defined in D); and

               c.   20% of the Corporate Performance Factor (as defined in D).

     4. Subject to any discretionary adjustments made pursuant to the Plan and to any limitations contained in Plan, awards for Participants other than the Chief Executive Officer who are members of a corporate functional group rather than a Business Unit will determined by multiplying the Participant's Target Award by the sum of

               a.   30% of the Individual  Performance Factor (as defined in C);
                    and

               b.   70% of the Corporate Performance Factor (as defined in D).

     5. Subject to any discretionary adjustments made pursuant to the Plan and to any limitations contained in Plan, awards for the Chief Executive Officer will determined by multiplying the Participant's Target Award by the sum of

               a.   30% of the Individual Performance Factor (as defined in C);
                    and

               b.   70% of the CEO Corporate Performance Factor (as defined in
                    D).

     6.   Awards generally shall be made only to

               a. Participants who are in the employ of the Company on the date of payment, and

               b. the estates of, or beneficiaries designated by, Participants who shall have died while employed during the Plan Year.

         However, pro-rated awards for Participants who terminate employment during a Plan Year may at the discretion of the Manager and with the endorsement of the Chief Executive Officer, be recommended to the Committee for consideration based on the conditions of the case.

     7. At the discretion of the Manager and the Vice President of Human Resources and with the endorsement of the Chief Executive Officer, pro-rated awards may be recommended for individuals who become Participants subsequent to the beginning of a Plan Year.

     8. Recommended awards for Participants whose target levels change during the Plan Year will be based on the target level in effect when the calculation is made.

     9. The aggregate of all Participant's incentive awards determined under this Exhibit A will be recommended to the Committee for its consideration. Incentive awards determined for


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          Participants who are members of the Section 16 Group will be separately set forth for the Committee's consideration.

     10. Before the calculated awards are presented to the Committee, the award for any Participant or group of Participants may be adjusted, upward or downward, at the discretion of the Chief Executive Officer. The recommended award for any Participant, or group of Participants, may be adjusted, upward or downward, at the discretion of the Committee. Examples of factors that could lead to an adjustment are the subjective criteria such as the Participant's initiative, leadership, teamwork, judgment, and creativity.

     11. Notwithstanding any other provision of this Plan, in no event will an incentive compensation payment under this Plan to any Participant for a Plan Year exceed 205% of the Participant's Target Award for that Plan Year.

     12. Notwithstanding any awards authorized by the Committee for a Plan Year, the Committee may, in its sole discretion, cancel or adjust downward the unpaid awards for any or all Participants based on the results of the audit of the Company's financial statements for the Plan Year by the Company's independent registered public accountant.

B.   TARGET LEVELS

Target levels are based on the level of importance and responsibility of the position in the organization. Where a range has been established, the actual target level is determined by the Manager and Vice President of Human Resources, subject to approval by the Chief Executive Officer. The Committee determines the actual target level for the Chief Executive Officer and each of the other members of the Section 16 Group.


                              Position                      Target Level
                   President and Chief Executive              70-150%
                   Officer
                   Chief Financial Officer                    70-125%
                   Chief Operating Officer                    70-125%
                   Business Unit and Functional               50-125%
                   Unit Heads
                   Other Eligible Positions                   10-100%


C.   INDIVIDUAL PERFORMANCE FACTORS

     1. At or near the beginning of each fiscal quarter, performance goals for each Participant shall be set by the Participant and the Participant's Supervisor. These quarterly individual performance goals are weighted by the Participant and Supervisor to reflect the importance of each objective and are generally referred to as "Most Important Tasks
          (MITs)". MITs for the Chief Executive Officer shall be set by the Chief Executive Officer and the Committee. From time to time the Chairman of the Board may assist the Committee with respect to the MITs of the Chief Executive Officer.

     2.   Establishment of MITs

               a. Each quarter the Chief Executive Officer will disseminate general financial goals and strategic objectives to the Managers. The Mangers will, in turn, disseminate their tactical plans and objectives to the Supervisors to assist in the development of Participants' MITs.

               b. MITs are generally to be established in a manner so as to be specific, measurable, and time specific. MITs should be attainable and realistic but also provide some challenge to achieve results above the norm.


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               c.   Each Participant's quarterly MITs will include individual
                    performance goals related to technical, operational, financial, and/or managerial matters such as

                     o    research and development
                     o    product development cycle time
                     o    patent activity
                     o    design wins, in terms of customer programs or
                              reference designs
                     o    operations performance
                     o    systems improvements
                     o    supplier contracts or issues
                     o    production contracts or issues
                     o    customer contracts or issues
                     o    foundry management
                     o    supply chain management
                     o    inventory control
                     o    manufacturing efficiencies, including improvement of
                              variances
                     o    quality and reliability
                     o    order fulfillment and delivery performance
                     o    sales support
                     o    marketing to key customers
                     o    obtaining new customers
                     o    customer support, including application matters
                     o    bookings
                     o    billings
                     o    achievement of cost savings
                     o    budget achievement
                     o    free cash flow
                     o    working capital
                     o    return on equity
                     o    return on sales
                     o    return on assets
                     o    margin improvements
                     o    investor relations
                     o    corporate governance
                     o    filling key positions
                     o    legal matters
                     o    strategic initiatives

                    The cumulative weighting of such individual performance goals shall total to 100% for each Participant. The actual weighting of a Participant's individual performance goals shall be determined by the Participant's Supervisor. The actual weighting of the Chief Executive Officer's individual performance goals shall be determined by the Committee.

               d. Changes or substitutions in objectives and/or weighting must have the endorsement of both the Participant's Supervisor and Manager. Such changes with respect to the Chief Executive Officer shall require the approval of the Committee.

     3.   Scoring of MITS

         After the end of each fiscal quarter, each Participant's performance against the MITs established for the quarter shall be assessed by the Participant's Supervisor. Quarterly MITs scoring for the Chief Executive Officer shall be performed the Committee. From time to time other Board members may assist the Committee in review of the Chief Executive Officer's performance.

               a.   Objectives may be evaluated on a partial credit basis.


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               b.   A Participant may receive a quarterly MITs score in excess of 100% based upon exceptional performance, but only with the review and approval of (a) the Participant's Manager and endorsement of either (i) the Chief Executive Officer or Chief Operating Officer (with respect to Participants in Business Units) or (ii) the Chief Executive Officer (with respect to Participants in corporate functional groups and members of the Section 16 Group) or (b) the Committee, with respect to the Chief Executive Officer.

     4. After the end of the Plan Year, each Participant's quarterly MITs scores shall be averaged to arrive at the Participant's Individual Performance Factor.

     5. The Individual Performance Factor for any Participant, or group of Participants may be adjusted, upward or downward, at the discretion of the Chief Executive Officer or the Committee.



D.   ORGANIZATIONAL PERFORMANCE FACTORS

     1.   Establishment of Formulas

               a. At the time the bonus pool is established by the Committee, the Committee will also determine the percentage of the Business Plan that must be achieved (in terms of EBIT) in order to use 100% as the Corporate Performance Factor in the award calculation. In doing so, the Committee will establish a formula for generating the Corporate Performance Factor for lesser and superior performance against the Business Plan. In most circumstances, 100% achievement of the Business Plan will equate to a 100% Corporate Performance Factor, but the Committee may establish a different correlation. The Committee may adjust the formula to establish a higher performance threshold that must be attained before any value is assigned to the Corporate Performance Factor. In no event will the formula result in a Corporate Performance Factor of more than 250%.

                    For example, a formula established by the Committee may correlate attainment of 100% of the Business Plan with a 100% Corporate Performance Factor, attainment of 120% of the Business Plan with a 150% Corporate Performance Factor, and attainment of 60% or less of the Business Plan with a Corporate Performance Factor of zero. Even though the formula results in a Corporate Performance Factor of zero at a 60% performance level, the Committee may adjust the formula to require better performance, say 70% attainment of the Business Plan, before any value is assigned to the Corporate Performance Factor.

               b. Taking into account the Chief Executive Officer's leadership role in attaining the Business Plan, the Committee will likewise establish a formula for the CEO Corporate Perfomance Factor. This formula may be the same as the Corporate Performance Factor formula or may vary from it. For example, the Committee may establish a formula that results in a higher CEO Corporate Performance Factor than Corporate Performance Factor for the same level of acheivement over and above the Business Plan and/or which results in a lower CEO Corporate Performance Factor than Corporate Performance Factor for the same level of achievement if the Business Plan is not met. In no event will the formula result in a CEO Corporate Performance Factor of more than 250%.

               c. The Committee will likewise establish formulas with respect to the Business Plan of each Business Unit. In no event will any formula result in a Business Unit Performance Factor for any Business Unit of more than 250%.

               d. The formulas with respect to Corporate Performance Factor and CEO Corporate Performance Factor may be adjusted by the Committee at any time during the Plan Year to reflect changes in the Company's structure, such as the acquisiton or disposition of a line of business. Similarly, the formulas with respect to Business Unit Performance may be adjusted by the Committee at any time during the Plan Year to reflect changes in Business Unit structure such as the combining of Business Units.


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     2.   Calculation of Organizational Factors

               a. After the end of each Plan Year, the actual EBIT performance of the Company will be compared to the Business Plan. The percentage of the Business Plan achieved will be used in the formulas previously established by the Committee to determine the Corporate Performance Factor carried into the award computation and the CEO Corporate Performance Factor carried into the CEOs award computation. The Corporate Performance Factor may be adjusted upward or downward at the discretion of the Chief Executive Officer, for example to address an extraordinary item, but in no event will such adjustment result in a Corporate Performance Factor of more than 250%.

               b. Likewise, after the end of each Plan Year, the actual EBIT performance of each Business Unit will be compared to the Business Plan for the Business Unit. The percentage of the Business Unit Business Plan achieved used in the formula previously established by the Committee to determine the Business Unit Performance Factor carried into the award computation. The Business Unit Performance Factor for any Business Unit may be adjusted upward or downward at the discretion of the Chief Executive Officer, but in no event will such adjustment result in a Business Unit Performance Factor of more than 250%.

               c. The CEO Corporate Performance Factor, the Corporate Performance Factor and the Business Unit Performance Factors may be adjusted, upward or downward, at the discretion of the Committee, but in no event will such adjustment result in a CEO Corporate Performance Factor, Corporate Performance Factor or Business Unit Performance Factor of more than 250%.